                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Celeritek, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                CELERITEK, INC.
                              3236 SCOTT BOULEVARD
                         SANTA CLARA, CALIFORNIA 95054

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD AUGUST 13, 1997

     The Annual Meeting of Shareholders of Celeritek, Inc., a California corporation (the "Company"), will be held on Wednesday, August 13, 1997 at 9:00 a.m. at the offices of the Company located at 3236 Scott Boulevard, Santa Clara, California 95054.

     At the meeting, shareholders will consider and vote upon the following proposals:

          1. To elect a Board of Directors of the Company;

          2. To approve an amendment to the Company's 1994 Stock Option Plan (the "1994 Plan") to increase the number of shares of Common Stock reserved for issuance thereunder from 762,465 to 1,012,465.

          3. To approve an amendment to the 1994 Plan to provide that on March 31 of each year, beginning with March 31, 1998, the number of shares reserved for issuance under the 1994 Plan shall be increased by an amount equal to the lesser of (i) 250,000 shares, (ii) 3% of the outstanding shares of the Company's Common Stock on such date or (iii) a lesser amount determined by the Board of Directors of the Company.

          4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1998; and

          5. To transact such other business as may properly come before the meeting or any and all postponements or adjournments thereof.

     The Board of Directors has fixed the close of business on June 23, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Accordingly, only shareholders of record at the close of business on that day will be entitled to vote at the meeting, notwithstanding any transfer of shares on the books of the Company after that date.

     A Proxy Statement which contains information with respect to the matters to be voted upon at the meeting and a Proxy card and return envelope are furnished herewith. Management urges each shareholder to carefully read the Proxy Statement. If you cannot be present personally at the meeting, you are requested to complete and sign the Proxy card and return it promptly in the envelope enclosed for that purpose.

                                          By Order of the Board of Directors

                                          Margaret E. Smith, Assistant Secretary

Santa Clara, California
Dated: July 7, 1997

     IT IS DESIRABLE THAT AS MANY OF THE SHAREHOLDERS AS POSSIBLE BE REPRESENTED AT THE MEETING IN PERSON OR BY PROXY. YOU ARE CORDIALLY INVITED TO ATTEND IN PERSON. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, OR ARE NOT SURE WHETHER YOU WILL BE, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR SHARES WILL BE REPRESENTED. SIGNING A PROXY AT THIS TIME WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                                CELERITEK, INC.
                              3236 SCOTT BOULEVARD
                         SANTA CLARA, CALIFORNIA 95054

                            ------------------------

                                PROXY STATEMENT

                                    GENERAL

DATE, TIME AND PLACE

     This Proxy Statement is furnished to the shareholders of Celeritek, Inc., a California corporation (the "Company"), in connection with the solicitation of Proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held at 9:00 a.m. on Wednesday, August 13, 1997, and any and all postponements or adjournments thereof. It is anticipated that this Proxy Statement and the enclosed Proxy card will be sent to such shareholders on or about July 7, 1997.

PURPOSES OF THE ANNUAL MEETING

     The purposes of the Annual Meeting are to (1) elect a Board of Directors of the Company, (2) approve an amendment to the 1994 Stock Option Plan (the "1994 Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 250,000 shares, (3) approve an amendment to the 1994 Plan to provide for an automatic increase on March 31 of each year, beginning with March 31, 1998, in the number of shares of Common Stock reserved for issuance thereunder, (4) ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1998 and (5) transact such other business as may properly come before the meeting or any and all postponements or adjournments thereof.

PROXY/VOTING INSTRUCTION CARDS AND REVOCABILITY OF PROXIES

     When the Proxy in the enclosed form is returned, properly executed, the shares represented thereby will be voted at the meeting in accordance with the instructions given by the shareholder. If no instructions are given, the returned Proxy will be voted in favor of the election of the nominees named herein as directors and in favor of each of the other proposals. Any shareholder, including a shareholder personally attending the meeting, may revoke his or her Proxy at any time prior to its use by filing with the Secretary of the Company, at the corporate offices at 3236 Scott Boulevard, Santa Clara, California 95054, a written notice of revocation or a duly executed Proxy bearing a later date or by voting in person at the Annual Meeting.

RECORD DATE AND SHARE OWNERSHIP

     Shareholders of record at the close of business on June 23, 1997 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, 7,098,149 shares of the Company's Common Stock were issued and outstanding. For information regarding security ownership by management and by 5% shareholders, see "Other Information -- Share Ownership by Principal Shareholders and Management."

VOTING AND SOLICITATION; QUORUM

     Each share has one vote. The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for the purposes of establishing a quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

     The Company believes that abstentions should be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but should not be counted as Votes Cast with respect to a proposal as to which the shareholder has expressly abstained from voting.

     Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but will not be counted for the purpose of determining the number of Votes Cast with respect to the proposal on which the broker has expressly not voted. Thus, abstentions and broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast.

     The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram or facsimile.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any proposal to be presented at the Company's 1998 Annual Meeting of Shareholders must be received at the Company's principal office no later than April 8, 1998 in order to be considered for inclusion in the Company proxy materials for such meeting. Any such proposals must be submitted in writing and addressed to the attention of the Company's Corporate Secretary at 3236 Scott Boulevard, Santa Clara, California 95054.

                                PROPOSAL NO. ONE

                             ELECTION OF DIRECTORS

NOMINEES

     The Bylaws of the Company provide for a Board of five directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's five nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

     The names of the nominees, and certain information about them, are set forth below.

                                       DIRECTOR
            NAME              AGE(1)    SINCE             PRINCIPAL OCCUPATION OR EMPLOYMENT
----------------------------  ------   --------   ---------------------------------------------------
Tamer Husseini                 54        1984     Chairman of the Board, President and Chief
                                                  Executive Officer of the Company
Robert C. Mullaley(2)          70        1984     Private investor and consultant
William D. Rasdal(3)           63        1984     Chairman of the Board and Chief Executive Officer
                                                  of SymmetriCom, Inc.
Charles P. Waite(3)            67        1984     General Partner of Greylock Ventures Limited
                                                  Partnership
William H. Younger, Jr.(2)     47        1984     General Partner of Sutter Hill Ventures

---------------

(1) As of the Record Date

(2) Member of the Audit Committee

(3) Member of the Compensation Committee

     Mr. Husseini, a founder of the Company, has served as its Chairman of the Board, President and Chief Executive Officer since the Company's organization in 1984. Prior to founding the Company, Mr. Husseini was employed by Granger Associates, Inc. ("Granger"), a telecommunications company, as Vice President from 1982 until 1984. Before joining Granger, Mr. Husseini was employed by Avantek, Inc. ("Avantek"), a manufacturer of integrated circuits and components for wireless communications applications and now a subsidiary of Hewlett-Packard, from 1972 until 1982, most recently as General Manager of the Microwave Transistor Division.

     Mr. Mullaley has served on Celeritek's Board of Directors since the Company's organization in 1984. Since 1982, Mr. Mullaley has worked as a consultant and private investor. From 1976 until 1982, Mr. Mullaley served as Vice President and General Manager of Avantek's Telecommunications Division. Prior to his service with Avantek, Mr. Mullaley spent 24 years with Collins Radio Company (later acquired by Rockwell International Corporation) where he held various management positions including Vice President of Operations, Vice President and Chief Financial Officer and Senior Vice President and Group Executive.

     Mr. Rasdal has served on Celeritek's Board of Directors since the Company's organization in 1984. He is currently Chairman of the Board and Chief Executive Officer of SymmetriCom, Inc. (formerly Silicon General), a position he has held since 1989. Mr. Rasdal joined SymmetriCom in 1985 as President and Chief Executive Officer. Prior to his employment with SymmetriCom, Mr. Rasdal was employed by Granger as President and Chief Operating Officer. Prior to his employment with Granger, Mr. Rasdal served as Vice President and General Manager of Avantek's Microwave Integrated Circuit and Semiconductor Operations. Mr. Rasdal also serves on the Board of Directors of Advanced Fibre Communications, Inc.

     Mr. Waite has served on Celeritek's Board of Directors since the Company's organization 1984. He is a General Partner of Greylock Ventures Limited Partnership, a venture capital firm he co-founded in 1965. Mr. Waite also serves on the Board of Directors of Teltone Corporation.

     Mr. Younger has served on Celeritek's Board of Directors since the Company's organization in 1984. He is currently a General Partner of Sutter Hill Ventures, a California Limited Partnership and a venture capital firm, where he has been employed since 1981. Mr. Younger also serves on the Board of Directors of Cor Therapeutics Inc., Forte Software, Inc. and Oacis HealthCare Holdings Corp.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The five nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NAMED NOMINEE.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors has an Audit Committee and a Compensation Committee. There is no Nominating Committee or a committee performing the functions of a nominating committee. The Audit Committee monitors the performance of the independent auditors, recommends their engagement or dismissal to the Board of Directors and monitors the Company's internal financial and accounting organization and financial reporting. The Compensation Committee recommends executive compensation arrangements for action by the Board as a whole. During the fiscal year ended March 31, 1997 (the "1997 Fiscal Year"), the Audit Committee held two meetings and the Compensation Committee held one meeting.

     During the 1997 Fiscal Year, there were nine meetings of the Board of Directors. Each of the Company's present directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of committees of the Board of Directors on which such person served during the 1997 Fiscal Year.

DIRECTOR COMPENSATION

     Non-employee directors of the Company are paid $1,500 for each Board meeting attended. The Company also reimburses its directors for certain expenses incurred by them in their capacity as directors or in connection with attendance at Board meetings. In addition, each non-employee director of the Company is eligible to participate in the Company's Outside Directors' Stock Option Plan (the "Plan"). Under the terms of the Plan, each non-employee director automatically receives a nonstatutory option to purchase 6,000 shares of the Company's Common Stock, (the "First Option Grant") on the later of the consummation of the Company's initial public offering or the date on which the optionee first becomes a director of the Company. The vesting of the First Option Grant is based on continued service as a director at the rate of 25% of the shares issuable upon exercise of such option per year over a four-year period. Beginning four years after the First Option Grant for each non-employee director, and each year thereafter, such non-employee director shall automatically be granted an option to purchase 1,500 additional shares of Common Stock based on continued service as a director, all of which option shares vest one year after the date of grant.

                                PROPOSAL NO. TWO

          APPROVAL OF 250,000 SHARE INCREASE TO 1994 STOCK OPTION PLAN

GENERAL

     In February 1994, the Company's Board of Directors and shareholders adopted and approved the 1994 Stock Option Plan. The 1994 Plan originally provided for the issuance of 333,333 shares of Common Stock of the Company. Through the Record Date, the shareholders have approved amendments to the 1994 Plan increasing the number of shares subject thereto to the current reserve of 762,465. For a detailed description of the 1994 Plan, see "Summary of the 1994 Plan."

PROPOSAL

     In May 1997, the Board of Directors approved an amendment to the 1994 Plan to increase the number of shares reserved for issuance thereunder by 250,000 shares (the "Increase"), for a total number of shares authorized for issuance under the 1994 Plan of 1,012,465 shares. The Increase is necessary in order to provide an effective method of recognizing employee contributions to the success of the Company. The Company also believes that its ability to grant stock options is critical to its success in attracting and retaining experienced and qualified employees. At the Annual Meeting, the shareholders are being requested to approve the Increase.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of a majority of the Votes Cast will be required to approve the Increase. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

SUMMARY OF THE 1994 PLAN

     The essential features of the 1994 Plan are outlined below.

     Purpose. The purposes of the 1994 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and its subsidiaries and to promote the success of the Company's business.

     Administration. The 1994 Plan provides for administration by a committee of two or more "outside directors" to the extent that the administrator determines it to be desirable to qualify options as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); however, the 1994 Plan may be administered by different committees with respect to different groups of service providers, and may be administered by either the Board of Directors of a committee constituted to satisfy the legal requirements under state corporate and securities laws and the Code. Subject to the other provisions of the 1994 Plan, the administrator has the authority to determine the employees or consultants to whom, and the time or times at which, options are granted and the number of shares to be represented by each option. The interpretation and construction of any provision of the 1994 Plan by the administrator shall be final and binding.

     The administrators of the 1994 Plan have full power to select, from among the directors, officers, employees and consultants of the Company eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the 1994 Plan.

     Eligibility. The 1994 Plan provides that nonstatutory stock options may be granted to employees, including officers and consultants (including non-employee directors) of the Company or any subsidiary of the Company. Incentive stock options may be granted only to employees, including officers and directors who are employees, of the Company or any subsidiary of the Company. No employee shall be granted, in any fiscal year of the Company, options to purchase more than 750,000 shares of Common Stock.

     Stock Options. The 1994 Plan permits the granting of stock options that either qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options" or "ISOs") or do not so qualify ("Nonstatutory Stock Options" or "NSOs").

     The term of each option is fixed by the administrators but may not exceed ten years from the date of grant in the case of ISOs or five years from the date of grant in the case of ISOs granted to the owner of Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary (a "10% Shareholder"). When the fair market value of shares subject to ISOs first exercisable in one calendar year is greater than $100,000, the excess options shall be treated as NSOs. For these purposes, fair market value is determined on the date of grant, and ISO's shall be taken into account in the order in which they were granted. The administrators determine the time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the administrators.

     Option Price. The option exercise price for each share covered by an ISO may not be less than 100% of the fair market value of a share of Common Stock on the date of grant of such option. In the case of ISOs granted to a 10% Shareholder, the option exercise price for each share covered by such option may not be less than 110% of the fair market value of a share of Common Stock on the date of grant of such option. In the case of an NSO, the per share exercise price shall be determined by the administrator; provided, however, that in the case of an NSO intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the per share exercise price shall not be less than 100% of the fair market value of a share of Common Stock on the date of grant of such option. For so long as the Company's Common Stock is traded on the Nasdaq National Market, the fair market value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid if no sales were reported) as quoted on such system on the date of grant.

     Consideration. The consideration to be paid for shares issued upon exercise of options granted under the 1994 Plan, including the method of payment, is determined by the administrators (and, in the case of ISOs, determined at the time of grant) and may consist entirely of (1) cash, (2) check, (3) promissory note, (4) shares of Common Stock which, in the case of shares acquired upon exercise of an option, have been beneficially owned for at least six months or which were not acquired directly or indirectly from the Company, with a fair market value on the exercise date equal to the aggregate exercise price of the shares being purchased, (5) the delivery of a properly executed notice providing for cashless exercise together with such other documentation as the administrators and a broker, if applicable, shall require to effect an exercise of the option and delivery to the Company of the sale or loan proceeds required to pay the exercise price, (6) a reduction in the amount of any Company liability to the optionee, including any liability attributable to the optionee's participation in any Company-sponsored deferred compensation program or arrangement, (7) any combination of the foregoing methods, or (8) such other consideration and method permitted by applicable laws.

     Miscellaneous Provisions. Under the 1994 Plan, in the event of an optionee's termination of employment or consulting relationship for any reason other than death or total and permanent disability, an option may thereafter be exercised, to the extent it was exercisable at the date of such termination, for such period of time as the administrators shall determine at the time of grant (not to exceed three months in the case of Incentive Stock Options). If an optionee's employment or consulting relationship is terminated as a result of the optionee's permanent and total disability, the option will be exercisable for twelve months following such termination, but only to the extent it was exercisable at the date of termination and to the extent that the term of the option has not expired. If an optionee's employment or consulting relationship is terminated by reason of the optionee's death, the option will be exercisable by the optionee's estate or successor for twelve months following death, but only to the extent it was exercisable at the date of death and to the extent that the term of the option has not expired.

     All options granted under the 1994 Plan are evidenced by a stock option agreement between the Company and the optionee to whom such option is granted. Options granted to persons who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are subject to any additional restrictions applicable to options granted to such persons in compliance with Rule 16b-3 of the Exchange Act.

     Nontransferability of Options. Options granted pursuant to the 1994 Plan are nontransferable by the participant, other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the participant, only by the participant.

     Adjustment Upon Changes in Capitalization. In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares which have been reserved for issuance under the 1994 Plan and the price per share covered by each outstanding option. In the event of the proposed dissolution or liquidation of the Company, all outstanding options will terminate immediately prior to the consummation of such proposed action. The Board may, in its discretion, make provision for accelerating the exercisability of shares subject to options under the 1994 Plan in such event.

     Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute the option, the optionee shall have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If an option becomes fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the administrators shall notify the optionee that the option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the option shall terminate upon the expiration of such period.

     Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the 1994 Plan, but such amendment, alteration, suspension or termination shall not adversely affect any stock option then outstanding under the 1994 Plan, without the written consent of the participant. To the extent necessary and desirable to comply with applicable state and federal laws and the Code, the Company shall obtain shareholder approval of any amendment to the 1994 Plan in such a manner and to such a degree as required.

OUTSTANDING OPTIONS

     As of the Record Date, outstanding and unexercised options under the 1994 Plan totaled 652,572 shares of Common Stock, 57,725 shares of Common Stock had been issued upon exercise of stock options, and 302,168 shares remained available for grant (giving effect to the Increase being presented to the shareholders pursuant to this Proposal No. Two for approval at the Annual Meeting).

TAX INFORMATION

     Options granted under the 1994 Plan may be either Incentive Stock Options or Nonstatutory Stock Options.

     An optionee who is granted an Incentive Stock Option will not recognize income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a sale or exchange of the shares more than two years after the grant of the option and one year after its exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of the sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares on the date of exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% Shareholder of the Company.

     Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period. Generally, the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee at the time of such disposition.

     Options that do not qualify as Incentive Stock Options are referred to as Nonstatutory Stock Options. An optionee will not recognize income at the time a Nonstatutory Stock Option is granted. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares over the exercise price. Any ordinary income recognized in connection with the exercise of a Nonstatutory Stock Option by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Generally, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee upon exercise of a Nonstatutory Stock Option.

     Upon resale of the shares by the optionee, any difference between the sale price and the optionee's purchase price, to the extent not recognized as ordinary income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

     The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1994 Plan. It does not purport to be complete, and it does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

                               PROPOSAL NO. THREE

                  APPROVAL OF AUTOMATIC ANNUAL SHARE INCREASE
                           TO 1994 STOCK OPTION PLAN

PROPOSAL

     In May 1997, the Board of Directors approved an amendment to the 1994 Plan to provide that on March 31 of each year, beginning with March 31, 1998, the number of shares reserved for issuance under the 1994 Plan shall be increased by an amount equal to the lesser of (i) 250,000 shares, (ii) 3% of the outstanding shares of the Company's Common Stock on such date or (iii) a lesser amount determined by the Board (collectively the "Annual Increase"). The Annual Increase is necessary in order to provide an effective method of recognizing employee contributions to the success of the Company. The Company also believes that its ability to grant stock options is critical to its success in attracting and retaining experienced and qualified employees. At the Annual Meeting, the shareholders are being requested to approve the Annual Increase.

     For a summary of the essential features of the 1994 Plan, see "Proposal No.
Two: Approval of 250,000 Share Increase to 1994 Stock Option Plan--Summary of the 1994 Plan."

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of a majority of the Votes Cast will be required to approve the Annual Increase. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                               PROPOSAL NO. FOUR

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                 OF THE COMPANY

     Ernst & Young LLP, Certified Public Accountants, have been the independent auditors for the Company since 1993 and, upon recommendation of the Audit Committee, their reappointment as independent auditors for the fiscal year ending March 31, 1998 has been approved by the Board of Directors, subject to ratification by the shareholders.

     The Company has been advised by Ernst & Young LLP that neither it nor any of its members has had any relationship with the Company or any of its affiliates during the past three years other than as independent auditors. The Company has been advised that a representative of Ernst & Young LLP will be present at the Annual Meeting, will be available to respond to appropriate questions, and will be given an opportunity to make a statement if he or she so desires.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

     Although not required to be submitted for shareholder approval, the Board of Directors has conditioned its appointment of its independent auditors upon receiving the affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting. In the event the shareholders do not approve the selection of Ernst & Young LLP, the appointment of independent auditors will be reconsidered by the Board of Directors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                               OTHER INFORMATION

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten percent (10%) shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than ten percent (10%) shareholders were complied with during and subsequent to the 1997 Fiscal Year, except that the Form 3 required to be filed on behalf of William Hoppin and Forms 4 required to be filed on behalf of Robert Jones, Gary Policky and Margaret Smith for transactions occurring in April 1996 were filed late by the Company.

SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Common Stock of the Company as of May 31, 1997, by (i) all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock, (ii) the Company's Chief Executive Officer, (iii) the four most highly compensated executive officers other than the Chief Executive Officer, (iv) each director and (v) all directors and executive officers as a group. A total of 7,098,149 shares of the Company's Common Stock was outstanding as of May 31, 1997.

                                                                 SHARES         APPROXIMATE
                                                              BENEFICIALLY        PERCENT
                          NAME AND ADDRESS                        OWNED            OWNED
        ----------------------------------------------------  -------------     ------------
        State of Wisconsin Investment Board(1)..............     667,000              9.4%
          121 East Wilson
          P.O. Box 7842
          Madison, Wisconsin 53707
        Kopp Investment Advisors(2).........................     503,000              7.1%
          6600 France Avenue South
          Suite 672
          Edina, Minnesota 55435
        Tamer Husseini(3)...................................     219,650              3.1%
        Robert D. Jones(3,4)................................     159,414              2.2%
        Gary J. Policky(3,5)................................     117,980              1.7%
        Robert C. Mullaley(3,6).............................      83,146              1.2%
        William H. Younger(3,7).............................      82,586              1.2%
        Richard G. Finney(3)................................      59,792                *
        Margaret E. Smith(3)................................      56,324                *
        Charles P. Waite(3).................................      41,773                *
        William D. Rasdal(3,8)..............................      41,072                *
        All directors and executive officers as a group
          (10 persons)(3)...................................     916,307             12.5%

---------------

 *  Less than one percent (1%).

(1) Based on information set forth in Schedule 13(f) as filed with the Securities and Exchange Commission by State of Wisconsin Investment Board in March 1997.

(2) Based on information set forth in Schedule 13(f) as filed with the Securities and Exchange Commission by Kopp Investment Advisors in March 1997.

(3) Includes 32,500, 10,833, 10,833, 9,792, 1,500, 1,500, 1,500, 1,500, 45,416
    and 139,125 shares which Messrs. Husseini, Jones, Policky, Finney, Mullaley, Rasdal, Waite, Younger, Ms. Smith and all present directors and executive officers as a group, respectively, have the right to acquire within 60 days of May 31, 1997 upon the exercise of stock options.

(4) Includes 148,581 shares held by The Jones Living Trust as to which Mr. Jones shares voting and dispositive power.

(5) Includes 448 shares held by Mr. Policky's spouse and 1,000 shares which Mr. Policky's spouse has the right to acquire within 60 days of May 31, 1997 upon the exercise of a stock option.

(6) Includes 81,646 shares held by The Mullaley Family Trust as to which Mr. Mullaley shares voting and dispositive power.

(7) Includes 46,902 shares held by The Younger Living Trust as to which Mr. Younger shares voting and dispositive power. Also includes 1,500 shares held by a retirement plan for the benefit of Mr. Younger. Also includes 32,024 shares owned by Sutter Hill Ventures ("Sutter Hill"), of which Mr. Younger is a general partner of a partnership that is the general partner of Sutter Hill. Mr. Younger holds voting and investment power with respect to the shares owned by Sutter Hill.

(8) Includes 39,572 shares held by The Rasdal Family Trust as to which Mr. Rasdal shares voting and dispositive power.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation earned in the last three fiscal years by (i) the Company's Chief Executive Officer and (ii) the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of the 1997 Fiscal Year (together, the "Named Officers").

                                                                         LONG TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                ANNUAL COMPENSATION     ------------
                                                --------------------     SECURITIES       ALL OTHER
               NAME AND                          SALARY      BONUS       UNDERLYING      COMPENSATION
          PRINCIPAL POSITION           YEAR       ($)         ($)        OPTIONS(#)         ($)(1)
-------------------------------------- -----    --------    --------    ------------     ------------
Tamer Husseini                          1997     244,575      38,200           --            6,092
  President and Chief                   1996     211,106     113,700       30,000            1,881
  Executive Officer                     1995     187,312      17,606           --            1,813
Robert D. Jones                         1997     149,412      53,288           --            6,703
  Vice President                        1996     134,716      70,685       10,000            5,499
                                        1995     131,624      61,956           --            5,499
Richard G. Finney                       1997     149,528      34,305           --            2,181
  Vice President                        1996     137,457      25,000       10,000            1,522
                                        1995     127,888       8,399           --            1,501
Gary J. Policky                         1997     159,532      15,000           --            4,631
  Vice President                        1996     147,666      12,000       10,000            1,777
                                        1995     143,590       6,213           --            1,713
Margaret E. Smith                       1997     149,451      20,000           --            5,214
  Vice President                        1996     134,568      25,000       20,000              622
                                        1995     102,162       2,633       22,500              605

---------------

(1) Represents premiums paid on term life insurance, supplemental accidental, death and dismemberment insurance and medical reimbursement insurance.

OPTION GRANTS IN LAST FISCAL YEAR

     There were no options granted to the Named Officers during the 1997 Fiscal Year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table provides information with respect to option exercises in the 1997 Fiscal Year by the Named Officers and the value of such officers' unexercised options at the close of business on March 27, 1997 (the last market trading day prior to the end of the 1997 Fiscal Year).

                                                           NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                         SHARES                       OPTIONS AT FISCAL YEAR END(#)        FISCAL YEAR END($)(3)
                       ACQUIRED ON       VALUE        ------------------------------   ------------------------------
        NAME           EXERCISE(#)   REALIZED($)(1)   EXERCISABLE(2)   UNEXERCISABLE   EXERCISABLE(2)   UNEXERCISABLE
---------------------  -----------   --------------   --------------   -------------   --------------   -------------
Tamer Husseini.......          0             --           30,000(4)        22,500          195,000          28,125
Robert D. Jones......     10,000         87,500           10,000(5)         7,500           64,999           9,375
Richard G. Finney....          0             --            8,334(6)        11,250           51,255          40,312
Gary J. Policky......     10,000         87,500           10,000(7)         7,500           64,999           9,375
Margaret E. Smith....      7,501         71,883           41,875(8)        25,625          310,469         106,406

---------------

(1) Market value of underlying securities based on the closing price of the Company's Common Stock on the date of exercise, minus the exercise price.

(2) Options granted under the Company's 1985 Stock Incentive Program are fully exercisable from their date of grant, whether or not vested. Unvested shares purchased upon exercise of an option are subject to a repurchase option in favor of the Company, which repurchase option lapses over time.

(3) Market value of underlying securities based on the closing price of $11.25 of the Company's Common Stock on March 27, 1997 minus the exercise price.

(4) Includes 24,843 vested shares and 5,157 unvested shares as of March 27, 1997.

(5) Includes 8,281 vested shares and 1,719 unvested shares as of March 27, 1997.

(6) Includes 7,187 vested shares and 1,147 unvested shares as of March 27, 1997.

(7) Includes 8,281 vested shares and 1,719 unvested shares as of March 27, 1997.

(8) Includes 36,666 vested shares and 5,209 unvested shares as of March 27, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee, consisting of directors Charles P. Waite and William D. Rasdal, reviews and approves compensation and benefits for the Company's executive officers, and grants options to executive officers under the 1994 Plan. No interlocking relationship exists between the Company's Board of Directors or the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

                              CERTAIN TRANSACTIONS

     During the three years preceding the Record Date, Company granted Incentive Stock Options in the following amounts exercisable at the following per share prices to the Named Officers pursuant to the 1994 Plan: Mr. Husseini, 30,000 shares in March 1996 at $10.00 per share; Mr. Jones, 10,000 shares in March 1996 at $10.00 per share; Mr. Finney, 7,500 shares in March 1995 at $3.00 per share, and 10,000 shares in March 1996 at $10.00 per share; Mr. Policky, 10,000 shares in March 1996 at $10.00 per share; and Ms. Smith, 7,500 shares in November 1994 at $3.00 per share, 15,000 shares in March 1995 at $3.00 per share and 20,000 shares in March 1996 at $10.00 per share. All such options have ten-year terms and vest over a four-year period.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 13 shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any further filing under the Securities Act or the Securities Act, except to the extent that the Company specifically incorporates it by reference into any such filing.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors determines the compensation of the Company's Chief Executive Officer and its other executive officers. The Committee is composed entirely of outside directors. In addition to determining the salary and bonus compensation for all of the Company's executive officers, the Committee determines the nature and timing of awards and grants under the 1994 Plan.

     The goals of the compensation program are to align compensation with the Company's performance and objectives and to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company.

     The primary components of the Company's compensation package are salary, bonuses and stock options.

     Salary

     The level of base salary for executive officers is set based upon their scope of responsibility, level of experience and individual performance. The salary range for each position is reviewed against the Radford Survey (a third party compensation survey) data for high-tech companies with similar sales volumes located on the West Coast. Additionally, the Committee takes into account general business and economic conditions. The Company sets its salary to be competitive with the marketplace. None of the factors considered is assigned a specific weight.

     Bonuses

     The Company's executive bonus plan provides the opportunity for annual cash bonuses based on accomplishment of specific individual performance objectives and Company profit objectives. These objectives are set at the beginning of the fiscal year based on the Company's long-term and short-term objectives, and performance against these objectives is assessed at the end of the year.

     Stock options

     The Committee believes that the granting of stock options is an important method of rewarding and motivating management by aligning management's interests with the Company's shareholders. The Committee also recognizes that a stock incentive program is a necessary element in a competitive compensation package. The program utilizes a vesting schedule to encourage key employees of the Company to continue in the employ of the Company and encourages employees to maintain a long-term prospective. In determining the size of stock option grants, the Committee focuses primarily on the Company's performance and the perceived role of such executive in accomplishing these objectives as well as the satisfaction of individual performance objectives. The Committee also considers the number of outstanding unvested options which the officer holds and the size of previous option awards to that officer. The Committee does not assign specific weights to these items.

  Compensation of the Chief Executive Officer

     Mr. Tamer Husseini has been President, Chief Executive Officer and Chairman of the Board since the founding of the Company in 1984. The Committee used the same compensation policy described above for all executive officers to determine Mr. Husseini's 1997 Fiscal Year compensation. In setting both the cash-based and the equity-based elements of Mr. Husseini's compensation, the committee considered competitive forces, the Company's performance and Mr. Husseini's leadership in achieving the Company's long-term strategic goals. During the 1997 Fiscal Year, Mr. Husseini received a salary of $244,575 and a bonus of $38,200. During the 1997 Fiscal Year, Mr. Husseini was not granted any stock options. Given the Company's improved financial performance in the 1997 Fiscal Year and its successful implementation of its growth strategies, the Committee believes Mr. Husseini's 1997 Fiscal Year compensation fairly and sufficiently rewards him for this performance and will serve to retain him as a key employee on whom the Company is dependent for its continued success.

                                          Compensation Committee

                                          William D. Rasdal
                                          Charles P. Waite

                         COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total shareholders' return on the Company's Common Stock with the total return on the S&P 500 Index and the S&P High Technology-Composite Index over the same period for the months of December 1995 through March 1997 (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P High Technology-Composite Index, and reinvestment of all dividends). The Company's Common Stock began trading on the Nasdaq Stock Market on December 20, 1995.

                           TOTAL SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)

        MEASUREMENT PERIOD                                   HIGH TECH
      (FISCAL YEAR COVERED)            CELERITEK INC         COMPOSITE         S&P 500 INDEX
DEC-95                                             100                 100                 100
MAR-96                                           98.23              105.66              105.37
JUN-96                                          103.53              114.57              110.10
SEP-96                                          115.29              125.46              113.50
DEC-96                                          100.00              141.87              122.96
MAR-97                                          103.53              142.83              126.26

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: July 7, 1997